Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated August 9, 2021, except for note 1, as to which the date is September 23, 2021, with respect to the audited financial statements of Canna-Global Acquisition Corp. (“the Company”) as of July 13, 2021 and the related statements of operation, changes in stockholders’ equity and cash flow for the period from April 12, 2021 (inception) through July 13, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
September 23, 2021